EXHIBIT 10.1.4

FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

          FOURTH AMENDMENT to Loan and Security Agreement ("Amendment") is made and entered into and effective as of March 1, 2005, by and among SUN HEALTHCARE GROUP, INC., a Delaware corporation (the "Company"), and each direct or indirect Subsidiary of the Company identified on the signature pages of this Amendment as a borrower (individually "Borrower"; all Borrowers together with the Company, collectively, "Borrowers"), the financial institution(s) listed on the signature pages hereof, and their respective successors and assignees (each, a "Lender" and, collectively, "Lenders"), and CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (in its individual capacity as a Lender, "CapitalSource", and in its capacity as collateral agent, "Collateral Agent").

R E C I T A L S

          WHEREAS, Borrowers, the Company, Lenders and Collateral Agent entered into that certain Loan and Security Agreement (the "Loan and Security Agreement"), dated as of September 5, 2003, as amended by those certain post-closing letter agreements dated as of September 5, 2003 (the "First Letter Agreement"), dated as of November 5, 2003 (the "Second Letter Agreement"), dated as of January 21, 2004 (the "Third Letter Agreement"), dated as of January 22, 2004 (the "Fourth Letter Agreement"), dated as of March 2, 2004 (the "Fifth Letter Agreement"), and dated as of December 6, 2004 (the "Special Advance Letter"), and as amended by that certain First Amendment to Loan and Security Agreement dated as of May 6, 2004 (the "First Amendment"), that certain Second Amendment to Loan and Security Agreement dated as of August 2, 2004 (the "Second Amendment") and that certain Third Amendment to Loan and Security Agreement dated as of January, 2005 (the "Third Amendment"). The Loan and Security Agreement, as amended by the First Letter Agreement, the Second Letter Agreement, the Third Letter Agreement, the Fourth Letter Agreement, the Fifth Letter Agreement, the Special Advance Letter, the First Amendment, the Second Amendment, and the Third Amendment is herein referred to as the "Loan Agreement". All capitalized terms used in this Amendment and not otherwise defined herein shall have the same meanings assigned to such terms in the Loan Agreement; and

          WHEREAS, Borrowers, Collateral Agent and Lenders have agreed to modify and amend the Loan Agreement on the terms and conditions contained herein.

          NOW, THEREFORE, in consideration of the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Loan Agreement as follows:

          1.     Minimum Balance. Section 2.2(B) is amended by adding the following sentence at the end of such section:

          "Solely for the purposes of calculating interest amounts and fees due hereunder, to the extent that the outstanding amount of Advances (the "Outstanding Advance Amount") on any day is less than Ten Million Dollars ($10,000,000) (the "Minimum Balance"), the difference between the Minimum Balance and the Outstanding Advance Amount shall be deemed to be an outstanding Advance and shall incur interest as a Base Rate Loan (and interest shall accrue thereon as with any other Base Rate Loan), and, in addition, the Collateral Management Fee and Unused Line Fee during such period shall also be based on an amount of Advances equal to the greater of (1) the Outstanding Advance Amount and (2) the Minimum Balance (regardless as to the actual amount outstanding). By way of example, if the Outstanding Advance Amount on any day is $8,900,000, then in addition to all other amounts owing hereunder, additional interest shall also be deemed to accrue (at the interest rate otherwise due for a Base Rate Loan) on an amount equal to $1,100,000 (i.e., $10,000,000 less $8,900,000). In addition, the Collateral Management Fee and the Unused Line Fee would also be based on an Outstanding Advance Amount equal to Ten Million Dollars ($10,000,000) (rather than $8,900,000)."

          2.     Term. The definition of "Termination Date" in Section 11.1 of the Loan Agreement is hereby deleted and replaced with the following: "'Termination Date' means the date that is the earlier of (1) March 1, 2007, (2) the Early Termination Date, and (3) the termination of the Revolving Loan Commitments in accordance with this Agreement."

          3.     Interest Rate.

               (a)      The definition of "Base Rate Margin" in Section 2.2(A) of the Loan Agreement is hereby deleted and replaced with the following: "'Base Rate Margin' shall mean one-half percent (0.5%) per annum."

               (b)      The definition of "LIBOR Margin" in Section 2.2(A) of the Loan Agreement is hereby deleted and replaced with the following: "'LIBOR Margin' shall mean three and one-quarter percent (3.25%) per annum."

               (c)      Section 2.2(A)(1) of the Loan Agreement is hereby deleted and replaced with the following:

               "(1)      The Revolving Loan and all other Obligations for which no other interest rate is specified shall bear interest as follows:

                    (a)      If a Base Rate Loan, then at the greater of (i) the sum of the Base Rate plus the Base Rate Margin applicable to Revolving Loans and (ii) four and three-quarters percent (4.75%) per annum.

                    (b)     If a LIBOR Loan, then at the greater of (i) the sum of LIBOR plus the LIBOR Margin applicable to Revolving Loans and (ii) four and three-quarters percent (4.75%) per annum."

          4.     Extension Fee. Borrowers shall pay to the Collateral Agent, for the benefit of Lenders, an amount equal to one percent (1%) of the Facility Cap as a nonrefundable commitment fee (the "Commitment Extension Fee"). Borrowers hereby authorize the Collateral Agent to apply the remaining Seven Hundred Fifty Thousand Dollars of the Additional Commitment Fee that has not been refunded to Borrowers in accordance with Section 2.3(G) of the Loan Agreement as payment in full of the Commitment Extension Fee, and Collateral Agent acknowledges receipt thereof. Borrowers further acknowledge and agree that notwithstanding anything to the contrary contained in Section 2.3(G) of the Loan Agreement, such amount is fully earned by Lenders and shall not be refundable to Borrowers under any circumstances.

          5.     Termination Fee. The following provisions shall be added at the end of Section 2.1(A)(2) of the Loan Agreement:

               "(i)     Subject to Lender's right to terminate and cease making Advances as provided for in this Agreement, this Agreement shall continue in full force and effect until the full performance and indefeasible payment in cash of all Obligations, unless terminated sooner as provided in this Section 2.1(A)(2). Borrowers may terminate this Agreement at any time upon not less than sixty (60) calendar days' prior written notice to Lenders and upon full performance and indefeasible payment in full in cash of all Obligations on or prior to such 60th calendar day after such written notice is deemed to have been delivered to Lenders. All of the Obligations shall be immediately due and payable upon any such termination on the termination date stated in any notice of termination (the "Early Termination Date"); provided that, notwithstanding any other provision of any Loan Document, the Early Termination Date shall be effective no earlier than the first Business Day of the month following the expiration of the sixty (60) calendar days' prior written notice period. Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect Lenders' rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations have been fully performed and indefeasibly paid in cash in full. The Liens granted to Lenders under the Loan Documents and the financing statements filed pursuant thereto and the rights and powers of Lender shall continue in full force and effect notwithstanding the fact that Borrowers' borrowings hereunder may from time to time be in a zero or credit position until all of the Obligations have been fully performed and indefeasibly paid in full in cash.

               (ii)     If (a) Borrowers terminate the Revolving Facility in whole under this Section 2.1(A)(2); (b) Borrowers voluntarily or involuntarily repay the Obligations in whole (other than reductions to zero of the outstanding balance of the Revolving Facility resulting from the ordinary course operation of the provisions of Section 2.4), whether by virtue of Lenders' exercising their right of set off or otherwise; or (c) the Obligations are accelerated in whole by Lenders (each of the events described in (a), (b) and (c) above being hereinafter referred to as, a "Revolver Termination"), then at the effective date of any such Revolver Termination, Borrowers shall pay Lenders (in addition to the then outstanding principal, accrued interest and other Obligations relating to the Revolving Facility pursuant to the terms of this Agreement and any other Loan Document), to compensate Lenders for the loss of bargain and not as a penalty, an amount equal to two percent (2%) of the Facility Cap if the Revolver Termination occurs on or prior to March 1, 2006 and an amount equal to one percent (1%) of the Facility Cap if the Revolver Termination occurs after March 1, 2006 but prior to March 1, 2007."

          6.     Capital Expenditure Limits. Section 7.19 of the Loan Agreement is hereby deleted and replaced with the following provision:

          "7.19     Capital Expenditure Limits. The aggregate amount of all Capital Expenditures, Capital Leases with respect to fixed assets of Borrowers and their Subsidiaries (which shall be considered to be expended in full on the date such Capital Lease is entered into) and other contracts with respect to fixed assets initially capitalized on the Borrowers' or any of their Subsidiaries' balance sheet prepared in accordance with GAAP (which shall be considered to be expended in full on the date such contract is entered into) (excluding, in each case, expenditures for trade-ins and replacement of assets to the extent funded with casualty insurance proceeds) shall not exceed the amounts set forth below for each period specified below.

Six Month Period Ending	Amount
January 31, 2005 and the last day of each calendar month thereafter through and including March 31, 2006	$10,000,000
April 30, 2006	$9,700,000
May 31, 2006	$9,500,000
June 30, 2006	$9,200,000
July 31, 2006	$8,900,000
August 31, 2006	$8,700,000
September 30, 2006 and the last day of each calendar month thereafter	$8,500,000

          A violation of the above provisions shall not constitute a default hereunder; provided, however, that, if the Compliance Certificate for a six-month period demonstrates that the actual amount exceeds the allowed amount for such period, the Borrowing Base, effective on the date of delivery of such Compliance Certificate, shall be reduced by the amount of such excess until the date of delivery of a new Compliance Certificate for the six-month period ending at the end of the following month is provided to Collateral Agent."

          7.     Conditions to Effectiveness. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent in a manner satisfactory to Lenders, unless specifically waived in writing by Lenders:

          (a)     Lenders shall have received all of the following, each in form and substance satisfactory to each of the Lenders in its sole discretion, and, where applicable, each duly executed by each party thereto, other than Lenders:

               (i)     This Amendment, duly executed by Borrowers; and

               (ii)     All other documents Lenders may request with respect to any matter relevant to this Amendment or the transactions contemplated hereby.

          (b)     The representations and warranties contained herein and in the Loan Agreement and the other Loan Documents, as each is amended hereby, shall be true and correct in all material respects as of the date hereof, as if made on the date hereof, except for such representations and warranties as are by their express terms limited to a specific date and taking into account any amendment to schedules or exhibits as a result of any disclosure made by Borrowers to Collateral Agent after the Closing Date and approved in writing by the Collateral Agent.

          (c)     Material Adverse Effect or Material Adverse Change shall have occurred or be reasonably expected to occur.

          (d)     No Default or Event of Default shall have occurred and be continuing, unless such Default or Event of Default has been otherwise specifically waived in writing by Lenders.

          (e)     All corporate proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be duly authorized and executed.

          (f)     Payment by Borrowers of all fees and costs incurred by Lender in preparation and execution of this Amendment.

          8.     No Waiver. Nothing contained herein shall be construed as a waiver by the Lenders of any covenant or provision of the Loan Agreement, the other Loan Documents, this Amendment or any other contract or instrument between the Lender and the Borrowers, and the failure of the Lenders at any time or times hereafter to require strict performance by the Borrowers of any provision thereof shall not waive, affect or diminish any right of the Lenders to thereafter demand strict compliance therewith. The Lenders hereby reserve all rights granted under the Loan Agreement, the other Loan Documents, this Amendment, and any other contract or instrument between the Borrowers and the Lenders.

          9.     Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Loan Agreement and the other Loan Documents, and, except as expressly modified by this Amendment, each and every covenant, warranty and other provision of the Notes and the other Loan Documents is hereby ratified and reaffirmed (as though restated in this Amendment as of the date hereof) and shall remain in full force and effect. The Borrowers and Lenders agree that the Loan Agreement and the other Loan Documents, as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. This Amendment is not intended and shall in no way act as a novation of the Loans or a release, relinquishment, alteration or reissue of the liens and security interests securing the payment of the Notes.

          10.     Representations and Warranties. Each of the Borrowers hereby represents and warrants to Lenders that (a) the execution, delivery and performance of this Amendment and any and all other Loan Documents executed and delivered in connection herewith (i) have been authorized by all requisite corporate or partnership action on the part of each Borrower, (ii) are within its powers, (iii) have been duly authorized, and (iv) do not contravene (A) its articles of incorporation or bylaws or other organization documents or (B) any applicable law; (b) each Borrower is authorized to execute, deliver and perform this Amendment and any and all other Loan Documents executed and/or delivered in connection herewith; (c) the representations and warranties contained in the Loan Agreement, as amended hereby, and any other Loan Documents are true and correct in all material respects on and as of the date hereof and on and as of the date of execution hereof as though made on and as of each such date, except for such representations and warranties as are by their express terms limited to a specific date and taking into account any amendment to schedules or exhibits as a result of any disclosure made by Borrowers to Collateral Agent after the Closing Date and approved in writing by the Collateral Agent; (d) no Default or Event of Default under the Loan Agreement, as amended hereby, has occurred and is continuing; (e) each Borrower is in full compliance with all covenants and agreements contained in the Loan Agreement and the other Loan Documents, as amended hereby; (f) no Borrower has amended its articles of incorporation or bylaws or other organization documents since the date of the Loan Agreement; and (g) no consent, license, permit, approval or authorization of, or registration, filing or declaration with any governmental authority or other Person, is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment or the Loan Documents executed in connection herewith, as applicable, by or against such Borrower.

          11.     Survival of Representations and Warranties. All representations and warranties made herein and in the Loan Agreement or any other Loan Document, including, without limitation, any document furnished in connection with this Amendment, shall survive the execution and delivery of this Amendment and the other Loan Documents, and no investigation by the Lenders or any closing shall affect the representations and warranties or the right of the Lenders to rely upon them.

          12.     Release.

          (a)     As of the date hereof, each of the Borrowers and the Company, for themselves and their successors and assigns (collectively, the "Borrower Parties") hereby fully and forever releases, discharges and acquits each of the Lenders, the Collateral Agent and their parent, subsidiary, affiliate and predecessor corporations, and their respective past and present officers, directors, shareholders, partners, attorneys, legal representatives, agents and employees, and their successors, heirs and assigns and each of them, of and from and against any and all claims, demands, obligations, duties, liabilities, damages, expenses, indebtedness, debts, breaches of contract, duty or relationship, acts, omissions, misfeasance, malfeasance, causes of action, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and remedies therefor, choses in action, rights of indemnity or liability of any type, kind, nature, description or character whatsoever, and irrespective of how, why or by reason of what facts, whether liquidated or unliquidated, known or unknown, to any of the Borrowers (collectively, "Claims"), which any of such Borrower Parties may now have against any of said persons, firms or entities, by reason of, arising out of or based upon conduct, events or occurrences on or before the date hereof relating to: (i) any of the Loans or the Loan Documents; (ii) the review, approval or disapproval of any and all documents, instruments, projections, advances, estimates, plans, specifications, drawings and all other items submitted to any of the Lenders or Collateral Agent in connection with the Loans or the Loan Documents; (iii) the disbursements of funds under the Loan Documents; (iv) the amendment or modification of the Loan Agreement made pursuant to this Amendment; (v) any Lender's or Collateral Agent's acts, statements, conduct, representations and omissions made in connection with the Loans or Loan Documents and any amendment or modification relating thereto; or (vi) any fact, matter, transaction or event relating as of the date hereof, provided that nothing contained herein shall be deemed a release of any Lender's or Collateral Agent's obligations under this Amendment or (to the extent first arising and accruing after the date hereof) the Loan Agreement, as modified, or (to the extent first arising and accruing after the date hereof) a release of any Lender's or Collateral Agent's obligations under the Loan Documents as expressly set forth therein.

          (b)     Each of the Borrower Parties represents and warrants that it has not heretofore assigned or transferred, or purported to assign or to transfer, to any person or entity any matter released hereunder or any portion thereof or interest therein, and each of the Borrower Parties agrees, jointly and severally, to indemnify, defend and hold the parties set forth hereinabove harmless from and against any and all claims based on or arising out of any such assignment or transfer or purported assignment or transfer.

          (c)     It is hereby further understood and agreed that the acceptance of delivery of this release by the parties released hereby shall not be deemed or construed as an admission of liability of any nature whatsoever arising from or related to the subject of the within release.

          (d)     Each of the Borrower Parties hereby agrees, represents and warrants that it has had advice of counsel of its own choosing in negotiations for and the preparation of this Amendment, including the foregoing release and waivers, that it has read the provisions of this Amendment, including the foregoing release and waivers, that it has had the foregoing release and waivers fully explained by such counsel, and that it is fully aware of its contents and legal effect.

          13.     Entire Agreement. This Amendment, the Loan Documents and the exhibits attached thereto constitute the entire agreement of the Company, Collateral Agent, the Borrowers and Lenders concerning the transactions contemplated by this Amendment and supersede and cancel any and all previous negotiations, arrangements, agreements, understandings or letters of interest or intent.

          14.     Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

          15.     Counterparts. This Amendment may be executed via telecopier or facsimile transmission in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute one and the same instrument. This Amendment shall become effective upon the execution and delivery of an executed counterpart hereof by each of the parties hereto.

          Please acknowledge your agreement to be bound by the foregoing by signing this Amendment and delivering it to Collateral Agent.

CAPITALSOURCE FINANCE LLC, as
Collateral Agent and as Lender

By: /s/ Dean L. Graham
Name: Dean L. Graham
Title: President of Healthcare and
Specialty Finance Business

Wells Fargo Foothill, Inc.,
as Lender

By: /s/ Jim Farne
Name: Jim Farne
Title: Senior Vice President

ACKNOWLEDGED AND AGREED TO as of the 25th day of February, 2005 on behalf of all Borrowers

SUN HEALTHCARE GROUP, INC., a Delaware corporation

By: /s/ L. Bryan Shaul
Name: L. Bryan Shaul
Title: Executive Vice President and CFO
Advantage Health Services, Inc.
Americare Health Services Corp.
Atlantic Medical Supply Company, Inc.
Bergen Eldercare, Inc.
BP Sun Alliance, Inc.
Brent-Lox Hall Nursing Home, Inc.
Care Home Health Services
CareerStaff Management, Inc.
CareerStaff Services Corporation
CareerStaff Unlimited, Inc.
Coalinga Rehabilitation Center
Covina Rehabilitation Center
Duval Healthcare Center, Inc.
Fairfield Rehabilitation Center
First Class Pharmacy, Inc.
Fullerton Rehabilitation Center
Grand Terrace Rehabilitation Center
Heritage Rehabilitation Center
HoMed Convalescent Equipment, Inc.
HTA of New York, Inc.
Huntington Beach Convalescent Hospital
Libbie Rehabilitation Center, Inc.
Manatee Springs Nursing Center, Inc.
Masthead Corporation
Mediplex Management of Palm Beach County, Inc.
Mediplex Management, Inc.
Mediplex of Concord, Inc.
Mediplex of Connecticut, Inc.

By: /s/ Steven A. Roseman
Name: Steven A. Roseman
Title: Vice President

Mediplex of Kentucky, Inc.
Mediplex of Maryland, Inc.
Mediplex of Massachusetts, Inc.
Mediplex of New Jersey, Inc.
Mediplex Rehabilitation of Massachusetts, Inc.
New Bedford Nursing Center, Inc.
Newport Beach Rehabilitation Center
Orange Rehabilitation Hospital, Inc.
P.M.N.F. Management, Inc.
Pacific Health Care, Inc.
PRI, Inc.
Quality Care Holding Corporation
Quality Nursing Care of Massachusetts, Inc.
Regency Health Services, Inc.
Regency High School, Inc.
Regency Rehab Hospitals, Inc.
Rose Rehabilitation Center
San Joaquin G. P. Corporation
SHG Services, Inc.
SRT, Inc.
Sun Healthcare Group, Inc.
Sun Lane Purchase Corporation
SunAlliance Healthcare Services, Inc.
SunBridge Beckley Health Care Corp.
SunBridge Braswell Enterprises, Inc.
SunBridge Brittany Rehabilitation Center, Inc.
SunBridge Care Enterprises, Inc.
SunBridge Care Enterprises West
SunBridge Carmichael Rehabilitation Center
SunBridge Charlton Healthcare, Inc.
SunBridge Circleville Health Care Corp.
SunBridge Clipper Home of North Conway, Inc.
SunBridge Clipper Home of Portsmouth, Inc.
SunBridge Clipper Home of Rochester, Inc.
SunBridge Clipper Home of Wolfeboro, Inc.
SunBridge Dunbar Health Care Corp.
SunBridge Gardendale Health Care Center, Inc.
SunBridge Glenville Health Care, Inc.
SunBridge Goodwin Nursing Home, Inc.
SunBridge G. P. Corporation
SunBridge Hallmark Health Services, Inc.
SunBridge Harbor View Rehabilitation Center

By: /s/ Steven A. Roseman
Name: Steven A. Roseman
Title: Vice President

SunBridge Healthcare Corporation
SunBridge, Inc.
SunBridge Jeff Davis Healthcare, Inc.
SunBridge Maplewood Healthcare Center of Jackson, Tennessee, Inc.
SunBridge Marion Health Care Corp.
SunBridge Meadowbrook Rehabilitation Center
SunBridge Mountain Care Management, Inc.
SunBridge Nursing Home, Inc.
SunBridge Paradise Rehabilitation Center, Inc.
SunBridge Putnam Health Care Corp.
SunBridge Regency Rehab Hospitals, Inc.
SunBridge Regency-North Carolina, Inc.
SunBridge Regency-Tennessee, Inc.
SunBridge Rehab of Colorado, Inc.
SunBridge Retirement Care Associates, Inc.
SunBridge Salem Health Care Corp.
SunBridge San Bernardino Rehabilitation Hospital, Inc.
SunBridge Shandin Hills Rehabilitation Center
SunBridge Statesboro Health Care Center, Inc.
SunBridge Stockton Rehabilitation Center, Inc.
SunBridge Summers Landing, Inc.
SunBridge West Tennessee, Inc.
SunCare Respiratory Services, Inc.
SunDance Rehabilitation Agency, Inc.
SunDance Rehabilitation Corporation
SunDance Services Corporation
SunHealth Specialty Services, Inc.
SunMark Nevada, Inc.
SunMark of New Mexico, Inc.
SunPlus Home Health Services, Inc.
SunScript Medical Services, Inc.
SunScript Pharmacy Corporation
SunSolution, Inc.
The Mediplex Group, Inc.
U.S. Laboratory Corp.
Vista Knoll Rehabilitation Center, Inc.
Worcester Nursing Center, Inc.

By: /s/ Steven A. Roseman
Name: Steven A. Roseman
Title: Vice President

Therapists Unlimited - Chicago II, L.P.
Therapists Unlimited - Detroit II, L.P.
Therapists Unlimited - Fresno, L.P.
Therapists Unlimited - Indianapolis, L.P.
Therapists Unlimited - Seattle, L.P.
HSR Partners, L.P. (I)

Therapists Unlimited - Chicago II, L.P.
Therapists Unlimited - Detroit II, L.P.
Therapists Unlimited - Fresno, L.P.
Therapists Unlimited - Indianapolis, L.P.
Therapists Unlimited - Seattle, L.P.
HSR Partners, L.P.

By: /s/ Steven A. Roseman
Name: Steven A. Roseman
Title: Vice President of CareerStaff Management, Inc., as general partner of the above named partnerships

SunDance Rehabilitation Texas, Limited Partnership

By: /s/ Steven A. Roseman
Name: Steven A. Roseman
Title: Vice President of SunDance Rehabilitation Corporation, as
general partner of the above named partnership

West Jersey/Mediplex Rehabilitation, Limited Partnership

By: /s/ Steven A. Roseman
Name: Steven A. Roseman
Title: Vice President of Mediplex of New Jersey, Inc., as general partner of the above named partnership